Exhibit 4.1

LIMITED WAIVER AND THIRD AMENDMENT

TO CREDIT AGREEMENT

THIS LIMITED WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated to be effective as of November 8, 2012 (the “Amendment Effective Date”), is entered into by and among BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party hereto (the “Guarantors”), CAPITAL ONE, N.A., as Administrative Agent for the Lenders (“Administrative Agent”) and the Lenders signatory hereto (the “Lenders”).

RECITALS

WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated December 24, 2010 (as amended by that First Amendment dated May 31, 2011 and that Waiver and Second Amendment dated June 30, 2011, and as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and Lenders (i) waive compliance with the financial covenants set forth in Sections 9.01(b) and (c) of the Credit Agreement and amend the definition of “Debt” for purposes of calculating such covenants and (ii) amend certain other provisions as set forth herein.

WHEREAS, the Lenders and the Administrative Agent have agreed to do so to the extent reflected in this Amendment, subject to the terms hereof and provided that each of the Borrower and the Guarantors ratifies and confirms all of its respective obligations under the Credit Agreement and the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, the Borrower, the Guarantors, the Lenders and the Administrative Agent agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. Amendment to “Change in Control” Definition. The definition of “Change in Control” in Section 1.02 of the Credit Agreement is hereby amended by deleting clause (f) in said definition.

3. Borrowing Base Affirmation. Notwithstanding anything contained in Section 2.07 of the Credit Agreement to the contrary, the parties hereto hereby acknowledge and agree that the Borrowing Base in effect is $70,000,000 and such $70,000,000 Borrowing Base shall remain in effect until January 31, 2013, at which time the Borrowing Base under the Credit Agreement shall be redetermined utilizing the procedures set forth in Section 2.07 of the Credit Agreement.

4. Amendment and Waiver. The Administrative Agent and the Lenders hereby agree that for purposes of calculating the Interest Coverage Ratio and the Leverage Ratio set forth in Sections 9.01(b) and (c) of the Credit Agreement for the period beginning fiscal quarter ended September 30, 2012 and continuing for each fiscal quarter thereafter, the Borrower may exclude preferred stock from the definition of “Debt” in Section 1.02 of the Credit Agreement so long as no dividends were paid with respect thereto and such preferred stock is not redeemable within six (6) months following the Maturity Date. The Administrative Agent and Lenders hereby waive any Event of Default occurring prior to the foregoing amendment and relating to the Interest Coverage Ratio and the Leverage Ratio calculations under Sections 9.01(b) and (c) of the Credit Agreement for the fiscal quarter ended September 30, 2012. The waiver set forth in this Section 2 (the “Default Waiver”) is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended to be effected hereby. This Default Waiver shall not apply to any actual or prospective default or violation of any other provision of the Credit Agreement or any other Loan Document. The Default Waiver shall not in any manner create a course of dealing or otherwise impair the future ability of the Administrative Agent or the Lenders to declare a Default or Event of Default under or otherwise enforce the terms of the Credit Agreement or any other Loan Document with respect to any matter other than those specifically and expressly waived in the Default Waiver.

5. Ratification. The Borrower and Guarantors hereby ratify all of their respective Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in any of such documents, nor is the Borrower nor any Guarantor released from any covenant, warranty or obligation created by or contained herein or therein.

6. Representations and Warranties. (a) The Borrower and Guarantors hereby represent and warrant to the Administrative Agent and the Lenders that (i) this Amendment has been duly executed and delivered on behalf of the Borrower and Guarantors, (ii) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the representations and warranties contained in the Credit Agreement and the Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, (iv) except as waived in Section 2 hereof, no Default or Event of Default exists under the Credit Agreement or under any Loan Document and (v) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower and Guarantors.

(b)	The Borrower hereby (i) represents and warrants to the Administrative Agent and the Lenders that the execution of this Amendment does not violate the terms of (1) the Indenture, (2) the Second Lien Intercreditor Agreement, (3) the W & T Intercreditor Agreement or (4) the BP Intercreditor Agreement (collectively, the “Intercreditor Agreements”) and (ii) covenants, represents and warrants that no consent is required under the Intercreditor Agreement for Borrower, Administrative Agent or the Lenders to execute this Amendment.

7. Conditions to Effectiveness. This Amendment shall be effective on the Amendment Effective Date only if the following are satisfied on or before such Amendment Effective Date:

(a)	the receipt by the Administrative Agent of this Amendment fully executed by all parties hereto;

(b)	the payment to the Administrative Agent of all fees that are due, including all expenses of Administrative Agent and the Lenders in connection with this Amendment and any billed fees and disbursements of Andrews Kurth LLP, in connection with this Amendment; and

(c)	the receipt by the Administrative Agent of such other documents as the Administrative Agent or its special counsel may reasonably request.

8. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original or facsimile form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

9. Governing Law. This Amendment and all other documents executed in connection herewith shall be deemed to be contracts and agreements under the laws of the State of Texas and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of Texas and of the United States.

10. Continuing Effect of the Credit Agreement. This Amendment shall not constitute a waiver of any provision not expressly referred to herein and shall not be construed as a consent to any action on the part of the Borrowers or Guarantors that would require a waiver or consent of the Lenders or an amendment or modification to any term of the Loan Documents except as expressly stated herein. Except as expressly modified hereby, the provisions of the Credit Agreement and the Loan Documents are and shall remain in full force and effect.

11. References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular article, section or provision of this Amendment. References in this Amendment to an article or section number are to such articles or sections of this Amendment unless otherwise specified.

12. Headings Descriptive. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

13. Release by Borrower and Guarantors. The Borrower and each Guarantor does hereby release and forever discharge the Administrative Agent and each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now or in the future own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Credit Agreement, Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between the Borrower or Guarantors or their representatives and the Administrative Agent and each Lender or any of their respective directors, officers, agents, employees, attorneys or other representatives and, in either case, whether or not caused by the sole or partial negligence of any indemnified party. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, calling of the Credit Agreement into default, exercise of remedies and all similar items and claims, which may, or could be, asserted by any of the Borrower or Guarantors.

14. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President and Chief Executive Officer

GUARANTORS:

BLACK ELK ENERGY FINANCE CORP., a Texas corporation

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President

BLACK ELK ENERGY LAND OPERATIONS, LLC, a Texas limited liability company

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President

Signature Page to Limted Waiver and Third Amendment to Credit Agreement

ADMINISTRATIVE AGENT AND LENDER:

CAPITAL ONE, N.A.

By:	/s/ Scott L. Joyce
Name:	Scott L. Joyce
Title:	Senior Vice President

LENDER:

IBERIA BANK

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Executive Vice President

LENDER:

CADENCE BANK, N.A.

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President